Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-109414) pertaining to the Walmart Puerto Rico 401(k) Plan of our report dated July 17, 2020, with respect to the financial statements and schedule of the Walmart Puerto Rico 401(k) Plan included in this Annual Report (Form 11-K) for the year ended January 31, 2020.

/s/ Ernst & Young, LLP

Rogers, Arkansas
July 17, 2020